                                                                    EXHIBIT 99.6

THE ELECTION DEADLINE IS CURRENTLY 9:00 A.M., NEW YORK CITY TIME, ON THE CLOSING DATE OF THE MERGER. DTE WILL ANNOUNCE THE CLOSING DATE AT LEAST FIVE TRADING DAYS BEFORE SUCH DATE. YOU MAY ALSO OBTAIN UP-TO-DATE INFORMATION REGARDING THE ELECTION DEADLINE BY CALLING MORROW & CO., INC., THE INFORMATION AGENT, TOLL FREE, AT 1-800-607-0088.

To Our Clients:

     DTE Energy Company ("DTE") and MCN Energy Group Inc. ("MCN") have agreed to merge. The shareholders of DTE have voted to approve the proposed merger, and the shareholders of MCN will vote whether to approve the proposed merger at a special meeting to be held on May 15, 2001. To date, the companies have received the required approval from Federal Trade Commission and await only approval from the Securities and Exchange Commission (the "SEC"). Receipt of the SEC approval is expected in the second quarter of 2001, and, if MCN shareholders approve the proposed merger, the companies will then be able to complete the merger.

     The Amended Merger Agreement executed by DTE and MCN on February 28, 2001, provides that MCN shareholders are entitled to elect to receive cash, common stock of DTE, or a combination of both, in exchange for their shares of MCN. All shareholder elections will be subject to the proration and allocation, and tax adjustment, procedures and the other terms and conditions described in the enclosed election materials and the Proxy Statement/Prospectus, dated April 9, 2001, which includes as an appendix thereto the Amended Merger Agreement, which you should have already received or will receive shortly.

     DTE and MCN have requested that we send you these materials, which you need to elect the form of consideration you would like to receive in the merger. It is important to read the instructions on how to make a proper election, enclosed herein, carefully and in their entirety before making a determination as to the form of consideration you would like to receive in the merger. Failure to properly follow the instructions enclosed herein could result in your election not being deemed valid by DTE.

     As a shareholder of MCN common stock, you are entitled to make any of the elections set forth and explained below with respect to your shares of MCN common stock:

     1. EXCHANGE ALL OF YOUR MCN SHARES FOR SHARES DTE COMMON STOCK. For each of your MCN shares, you may elect to receive 0.715 of a share of DTE common stock.

     2. EXCHANGE ALL OF YOUR MCN SHARES FOR CASH. For each of your MCN shares, you may elect to receive $24.00 in cash, without interest.

     3. EXCHANGE A PORTION OF YOUR MCN SHARES FOR DTE COMMON STOCK AND A PORTION FOR CASH. You may elect to receive 0.715 of a share of DTE common stock for a portion of your MCN shares and $24.00 in cash, without interest, for the remainder of your shares of MCN common stock.

     4. YOU MAY MAKE NO ELECTION WITH RESPECT TO YOUR MCN SHARES. If you elect "No Election" or you do not indicate a preference for either the cash election, the stock election or a combination of elections, you will be treated as making "No Election". In addition, if you have failed to make an effective election for cash, stock or a combination of both for ALL of the MCN shares required to be covered by the Election Form, or if your election is deemed to be defective in any way, you will be considered to have made "No Election" for ALL of your MCN shares.

     ELECTIONS ARE SUBJECT TO PRORATION AND ALLOCATION, AND TAX ADJUSTMENT, PROCEDURES AND OTHER CONDITIONS, AS DESCRIBED BELOW IN BULLET POINTS #3 AND #4.

     PLEASE NOTE THAT BECAUSE WE ARE THE HOLDER OF RECORD FOR YOUR SHARES OF MCN COMMON STOCK, ONLY WE CAN MAKE AN EFFECTIVE ELECTION FOR YOUR MCN SHARES IN ACCORDANCE WITH YOUR INSTRUCTIONS. ACCORDINGLY, WE REQUEST THAT YOU PROMPTLY PROVIDE US WITH INSTRUCTIONS AS TO HOW YOU WOULD LIKE TO ELECT
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WITH RESPECT TO YOUR MCN SHARES. IF YOU DO NOT INSTRUCT US TO MAKE A STOCK
ELECTION, CASH ELECTION OR A COMBINATION OF ELECTIONS, WE WILL NOT MAKE AN ELECTION FOR YOU, AND THE MERGER CONSIDERATION YOU WILL RECEIVE WILL BE DETERMINED SOLELY BY ELECTIONS OF ALL OF THE SHAREHOLDERS OF MCN COMMON STOCK IN ACCORDANCE WITH THE TERMS SET FORTH IN THE AMENDED MERGER AGREEMENT.

     IN MAKING YOUR ELECTION, PLEASE NOTE THE FOLLOWING:

- The election deadline is currently 9:00 a.m., New York City time, on the closing date of the merger. DTE and MCN have not yet determined the date on which the merger will be completed; however, once the date is established, DTE will make an announcement at least five trading days before such date.

- If you miss our processing deadline and we are unable to comply with the election deadline as a result, you will be deemed to have made "No Election".

- The companies cannot guarantee that you will receive the consideration you elect to receive. The Amended Merger Agreement provides for allocation and proration procedures that ensure that, subject to adjustments necessary to preserve the status of the merger as a reorganization under the Internal Revenue Code, the aggregate number of shares of MCN common stock that will be converted into cash will be equal to 55% of the total number of shares of MCN common stock outstanding immediately prior to the merger and the aggregate number of shares of MCN stock that will be converted into shares of DTE common stock will be equal to 45% of the total number of shares of MCN common stock outstanding immediately prior to the merger. Within fifteen days after the election deadline, the Exchange Agent will allocate, subject to the terms of the Amended Merger Agreement, among the holders of shares of MCN the right to receive shares of DTE common stock and/or cash as follows:

   (1) If the aggregate number of shares for which cash elections were made exceeds 55% of the total number of shares of MCN common stock outstanding immediately prior to the merger, then the following will occur:

       (a) All shares for which "No Election" is deemed to have been made and all shares for which a stock election is made will be converted into the right to receive 0.715 shares of DTE common stock; and

       (b) Each share for which a cash election is made will be converted into:
          - An amount in cash equal to $24.00 multiplied by a fraction, the numerator of which is 55% of the total number of shares of MCN common stock outstanding immediately prior to the merger, and the denominator of which is the total number of shares of MCN for which a cash election was made; and

          - A number of shares of DTE common stock equal to the product of 0.715 and a fraction equal to one minus the fraction described immediately above.

   (2) If the aggregate number of shares for which stock elections were made exceeds 45% of the total number of shares of MCN common stock outstanding immediately prior to the merger, then the following will occur:

       (a) All shares for which "No Election" is deemed to have been made and all shares for which a cash election is made will be converted into the right to receive $24.00 in cash; and

       (b) Each share for which a stock election is made will be converted into:
          - A number of shares of DTE common stock equal to the product of 0.715 and a fraction, the numerator of which is 45% of the total number of shares of MCN common stock outstanding immediately prior to the merger, and the denominator of which is the total number of shares of MCN for which a stock election was made; and

          - An amount in cash equal to the product of $24.00 and a fraction equal to one minus the fraction described immediately above.
                                       -2-
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   (3) In the event that the number of shares for which cash was elected does not exceed 55% of the total number of shares of MCN common stock immediately prior to the merger and the number of shares for which stock was elected does not exceed 45% of the total number of shares of MCN common stock immediately prior to the merger, then a number of shares for which "No Election" is deemed to have been made will be deemed shares for which a stock election was made such that the total number of shares for which stock was elected equals 45% of the total number of shares of MCN common stock immediately prior to the merger and any remaining shares for which "No Election" is deemed to have been made will be deemed shares for which cash was elected. If this occurs:

       (a) All shares for which stock was elected (including those deemed to be shares for which stock was elected) will be converted into the right to receive 0.715 shares of DTE common stock; and

       (b) All shares for which cash was elected (including those deemed to be shares for which cash was elected) will be converted into the right to receive $24.00 in cash.

- There is a possibility that, depending upon the value of DTE common stock on the date the merger is completed, the outside counsels of each of DTE and MCN will not be able to render their respective tax opinions, which are a condition to the merger, stating that the merger will be treated as a "reorganization" under the Internal Revenue Code unless the number of shares of MCN common stock that will be converted into cash is decreased below 55% of the total number of issued and outstanding shares of MCN common stock and the number of shares of MCN common stock that will be converted into DTE common stock is increased above 45% of the total number of issued and outstanding shares of MCN common stock. In such a case, the number of shares of MCN common stock that will be converted into DTE common stock in the merger will be increased, and the number of shares of MCN common stock to be converted into cash will be correspondingly decreased, to the extent necessary to enable outside counsel to render their respective tax opinions. Each share of MCN common stock that would have been converted into cash but is instead converted into DTE common stock in order to enable such outside counsel to render their respective tax opinions will be converted into a number of shares of DTE common stock having a value of $24.00 to the extent that the conversion is necessary so that the value of the DTE common stock, as determined for tax purposes, paid as consideration for shares of MCN common stock is not less than 41% of the value of the total consideration, as determined for tax purposes, for shares of MCN common stock. Any shares of MCN common stock that are otherwise converted into DTE common stock in order to enable outside counsel to render their respective tax opinions will be converted into DTE common stock at the exchange ratio of 0.715. Shares of MCN common stock converted into shares of DTE common stock in order to enable outside counsel to render their respective tax opinions are nonetheless deemed to be converted into the right to receive cash, and the shares of DTE common stock issued are deemed to be cash, for purposes of the allocation and proration procedures of the Amended Merger Agreement.

- DTE will not issue fractional shares in the merger. Instead, each holder of MCN common stock who otherwise would have been entitled to receive a fractional share of DTE common stock will be paid an amount of cash equal to such holder's proportionate interest in the net proceeds from the sale in the open market of the aggregate fractional shares of DTE by the Exchange Agent.

- This election applies only to those shares of MCN common stock that we hold beneficially for you. If you hold shares of MCN directly, through the MCN Energy Group Inc. Direct Stock Purchase and Dividend Reinvestment Plan (commonly referred to as the MCN DRP) or if shares are held for your benefit by another third party, you will receive additional election materials and will need to complete the election form you receive in those materials in accordance with that form's instructions to ensure that you make a valid election with respect to those shares.

- While the 0.715 exchange ratio is fixed by the terms of the Amended Merger Agreement, the value of 0.715 of a share of DTE common stock at the consummation of the merger may be different from the value of 0.715 of a share of DTE common stock on the date you make your election. Please see the
                                       -3-
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   discussion of "Risk Factors" beginning on page 11 of the Proxy
   Statement/Prospectus for a discussion of factors that may affect the value of DTE common stock.

- Because individual circumstances may differ, shareholders should consult their tax advisors to determine the tax effect to them of receiving shares of DTE common stock or cash, including the application and effect of foreign, state, local or other tax laws.

THE METHOD FOR DELIVERING THIS DOCUMENT IS AT THE OPTION AND THE RISK OF THE ELECTING ACCOUNTHOLDER. IF DELIVERED BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE DELIVERY.

If you have any questions, please contact us or contact Morrow & Co., Inc., the Information Agent for the merger, toll free, at 1-800-607-0088.

                                       -4-
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Please provide your signed instructions below:

                                    ELECTION

The undersigned hereby elects, as indicated below, upon consummation of the merger to have his/her shares of MCN COMMON STOCK converted as follows:

I hereby make a CASH ELECTION with respect to the following
number of shares of MCN COMMON STOCK:                         ------------
I hereby make a STOCK ELECTION with respect to the following
number of shares of MCN COMMON STOCK:                         ------------
I hereby make NO ELECTION with respect to the following
number of shares of MCN COMMON STOCK:                         ------------
TOTAL: (This number should equal the total number of shares
of MCN COMMON STOCK held by us for your benefit.)*            ------------
                                                              ------------

* Please feel free to contact us directly with any questions you may have concerning the number of shares of MCN COMMON STOCK held by us for your benefit.

IF YOU DO NOT MAKE AN ELECTION, DO NOT MAKE AN ELECTION WITH RESPECT TO ALL OF THE SHARES OF MCN COMMON STOCK THAT WE HOLD FOR YOUR BENEFIT OR MAKE AN ELECTION THAT IS DEEMED TO BE DEFECTIVE IN ANY WAY, WE WILL NOT MAKE AN ELECTION FOR YOU AND ALL YOUR SHARES COVERED BY THIS ELECTION FORM WILL BE TREATED AS IF YOU MADE "NO ELECTION" FOR THEM.

Account Number:
------------------------------------------------

---------------------------------   ---------------------------------   ---------------------------------
    Signature of Accountholder          Signature of Accountholder                Daytime phone,
                                            (if joint account)                 including Area Code

PLEASE NOTE: Your election is subject to the allocation and proration, and tax adjustment, procedures described herein and further described in the Proxy Statement/Prospectus, dated April 9, 2001, and mailed to MCN shareholders on or about April 11, 2001.